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                    NATIONAL INSURANCE GROUP AND SUBSIDIARIES
EXHIBIT 11
                     COMPUTATION OF WEIGHTED AVERAGE SHARES
                       OUTSTANDING AND EARNINGS PER SHARE
                 (in thousands of dollars except share amounts)
                                   (unaudited)

                                                             First Quarter
                                                   -----------------------------
                                                        1997                1996
                                                        ----                ----
Actual common shares
outstanding                                         3,896,937          4,679,697

Common shares issuable
  under outstanding stock
  options                                              18,210             23,237

Weighted average common
  shares issued upon exercise
  of stock options                                         --                 --
                                                   ----------         ----------

Total weighted average
 shares outstanding                                 3,915,147          4,702,934
                                                   ==========         ==========

Net income                                         $      802         $      148
                                                   ==========         ==========

Net income per share                               $      .20         $      .03
                                                   ==========         ==========



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